SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

SEC FILE NUMBER
000-51778


CUSIP NUMBER

|  |   Form 10-K   | X |   Form 20-F   |  |   Form 11-K
|   |   Form 10-Q   |  |   Form NSAR   |  |  Form N-CSR

                      For the period ended: April 30, 2007
                      |  |   Transition Report on Form 10-K
                      |  |   Transition Report on Form 20-F
                      |  |   Transition Report on Form 11-K
                      |  |   Transition Report on Form 10-Q
                      |  |   Transition Report on Form NSAR

                     For the Transition Period Ended:  ___________

Read attached Instruction Sheet Before Preparing Form. Please Print
 or Type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification related to a portion of the filing checked above, identify the item(s) to which notification relates:

Part I-Registrant Information


GLOBAL MAINFRAME CORP.
Full name of Registrant
EMISSION DIFFERENTIALS LTD.
Former name if Applicable
#101, 435-4 Avenue SW.
Address of Principal Executive Office (Street and Number)
Calgary, Alberta T2P 3A8
City, State and Zip Code





|X|


(a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense;
(b) The subject annual report, semi-annual report, transition report of Forms 10-K, 10-KSB, 20-F, 11-K,
Form N-SAR or Form N-CSR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion
thereof will be filed on or before the fifth calendar day following the prescribed due date; and
(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

Part III-Narrative

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-QSB, N-SAR, N-CSR or the transition report portion thereof could not be filed within the prescribed time period.
Because the registrant recently changed its independent certified public accounting firm, the new firm was unable to complete its audit of the registrant's financial statements to meet this date.

Part IV-Other Information

     (1) Name and telephone number of person to contact in regard to this notification:
Christopher P. Flannery
215
790-0100
(Name)
(Area Code)
(Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or
Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
|X|   Yes   |  |   No
If the answer is no, identify report(s)

     (3)    Is it anticipated that any significant change in results
 of operations from the corresponding period for the
last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
|  |   Yes   |X|   No
If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

GLOBAL MAINFRAME CORP

Name of Registrant as Specified in Charter
Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 31, 2007
By:
/s/ Steve Turcotte
Steve Turcotte
Secretary

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

ATTENTION

Intentional misstatements or omissions of fact constitute
Federal Criminal Violations (See 18 U.S.C. 1001).